October 1, 2000


_____________________
_____________________
_____________________
_____________________
_____________________

Dear _____________:

     As you are aware, Gibraltar Steel Corporation (the "Company") is examining various strategic alternatives in an effort to enhance shareholder value. In this regard, one alternative being examined is a sale of the Company in its entirety. You are important to the success of the business of the Company and your active involvement during a sale of the business and a transition period subsequent to such sale is essential. Accordingly, it is in the best interests of the Company to have an understanding with you regarding your continued employment.

     Based on the above, the Company will provide, and will require the party that acquires the Company to provide, you with the following rights and benefits:

     1. Your salary and benefits, both contributory and non-contributory, will be maintained at levels which are not less than the levels which are in effect as of September 1, 2000, for a period of six (6) months following the date on which a "Sale" (as hereinafter defined) occurs (such date being hereinafter referred to as the "Closing Date"). For purposes of this letter, a "Sale" will be deemed to occur upon: (a) the sale (including a transfer occurring as a result of a tender offer, an exchange offer or the consummation of a plan of merger or consolidation) of ninety percent (90%) or more of the Company's issued and outstanding stock or (b) the sale of all or substantially all of the Company's assets with the buyer assuming all or substantially all of its liabilities, to any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended).

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     2.   If a Sale occurs before the end of the calendar
year 2001, or if, at the end of such calendar year, negotiations regarding a possible Sale to an identified prospective purchaser with sufficient financial resources are taking place and such negotiations result in a Sale which occurs by March 31, 2002, the Company will pay to you bonus payments as described herein upon and subject to the terms and conditions set forth in this letter.

     3. If a Sale which satisfies the conditions of paragraph 2 above occurs, you will, subject to your compliance with the terms of this letter, be entitled to receive an amount based upon the per share Sales Price as set forth in Schedule I annexed hereto (such amount being hereinafter referred to as the "Stay Bonus").

     4. In order to receive any payment as described herein, you must remain in the Company's active employment
(or, if applicable, in the active employment of the purchaser or any of its affiliates ("Purchaser")) through the date that a payment becomes payable as described below.

     5. If a Sale which satisfies the conditions of paragraph 2 above occurs, and you have satisfied the requirements of paragraph 4, one-half of the amount of the Stay Bonus will become payable and will be paid to you in one lump sum on the Closing Date and the remaining one-half of the Stay Bonus will become payable and will be paid to you in one lump sum at the end of the six (6) month period following the Closing Date.

     6. If, for any reason, your employment with the Company or the Purchaser is terminated before any payment as described in paragraph 5 becomes payable to you, you will not be entitled to such payment or payments. In addition, if a Sale does not occur in a manner which satisfies the conditions set forth in Paragraph 2 above, the Stay Bonus will not be payable.

       7. The fact that the Company has agreed, by the
terms of this letter, to make payments to you as provided for in this letter, is strictly confidential. As a result, you are expressly prohibited from disclosing or revealing to any person or entity, any information regarding the specific terms of this letter or the existence of the Company's agreement, as contained in this letter, to make payments to you which are conditioned, in part, on the occurrence of a Sale and your continued active employment with the Company or a Purchaser. If it is determined that you have violated the provisions of this paragraph 7, you will not be entitled to receive any payment of the amounts described above in this letter.
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     8.  As you know, on July 9, 1998, the Company entered
into an agreement (hereinafter the "Change in Control Agreement") providing for the payment to you of certain amounts in the event that your employment with the Company is terminated under certain specified conditions following a change in control of the Company (as defined in such Change in Control Agreement). It is the Company's intent that you will not be entitled to receive both the second half of the Stay Bonus as provided for by this letter and the full amount of the payments provided for by the Change in Control Agreement. Accordingly, by your execution of this letter as provided for at the end hereof, you will be deemed to expressly agree that the Change in Control Agreement will be deemed and construed to be amended, by this letter (and this letter will be deemed to constitute an amendment to the Change in Control Agreement), to provide that, if and to the extent that you are paid the second half of the Stay Bonus provided for by this letter, the amount of any payments you may thereafter become entitled to receive under the terms of the Change in Control Agreement will be reduced by an amount equal to the second half of the Stay Bonus provided for by this letter.

     9. Your right to receive the Stay Bonus will only apply to one Sale. Therefore, you will not have any right to receive payment of a second Stay Bonus if, after the closing of the Sale, a sale of all or substantially all the assets of the Company or a sale of any portion of the issued and outstanding stock of the Company occurs.

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     Thank you for your cooperation and support in exploring
and implementing the strategic alternatives facing our Company. We believe your continued best efforts will help ensure a successful endeavor.

                              Yours truly,

                         GIBRALTAR STEEL CORPORATION



                         By:/s/ Brian J. Lipke
                            Brian J. Lipke,
                            Chairman of the Board and Chief
                            Executive Officer



Agreed to and Acknowledged
this ___ day of October, 2000.

_____________________

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